Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

PLBY GROUP, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), PLBY Group, Inc., a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Company (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 5,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Company, and expressly authorizes the Board of Directors of the Company, subject to limitations prescribed by Law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, qualifications, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, qualifications, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock to be known as the Series B Convertible Preferred Stock and does hereby in this certificate of designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, qualifications, restrictions and limitations of the shares of Series B Convertible Preferred Stock as follows:

ARTICLE I

DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE

SECTION 1.01         Definitions. Unless stated otherwise or otherwise defined herein, capitalized terms used but not otherwise defined in this Certificate of Designation, or defined by reference to the corresponding definition in the Senior Credit Agreement, shall have the meaning, mutatis mutandis, as set forth in the Senior Credit Agreement as in effect as of the Closing Date without effect to any subsequent amendment or modification. As used in this Certificate of Designation, the following capitalized terms will have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Average Price” means the Average VWAP per share of Common Stock over the five (5) consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day prior to delivery of a Conversion Notice (or prior to the Redemption Date, in the case of Section 3.08(a)).

“Average VWAP” means the average of the VWAPs for each Trading Day in the relevant period.

“Bankruptcy Event” means:

(1)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries, or of all or substantially all of the property or assets of the Company or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for all or substantially all of the property or assets of the Company or any of its Subsidiaries, or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries, and in the case of any proceeding described in this clause (1), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(2)            the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (1) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for all or substantially all of the property or assets of the Company or any of its Subsidiaries, or (iv) make a general assignment for the benefit of creditors, or (v) commence any voluntary in-court or out of- court restructuring or recapitalization transactions, and in the case of any proceeding described in this clause (2), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

“Beneficial Ownership Limitation” shall be (i) in the case of a Mandatory Conversion of less than all of the Series B Convertible Preferred Stock held at such time by the applicable Holder, 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by the applicable Holder or (ii) in the case of a Mandatory Conversion of all of the Series B Convertible Preferred Stock held at such time by the applicable Holder or, notwithstanding the foregoing clause (i), if otherwise agreed by the Company and the applicable Holder in writing prior to effectuation of the conversion, 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by the applicable Holder.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or in Los Angeles, California or is a day on which banking institutions located in such state or city are authorized or required by law or other governmental action to close.

“Capital Lease” means, with respect to any Person, any lease that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP (as in effect on the date hereof).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iii) commercial paper maturing no more than 180 days from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within 180 days after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) any of the foregoing (or their reasonable equivalents) in each of the United Kingdom and Australia.

“Certificate of Designation” has the meaning set forth in the recitals.

“Certificate of Incorporation” has the meaning set forth in the recitals.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d -5 under the Exchange Act but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of Equity Interests of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, (ii) any sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries and (iii) any event pursuant to which Company ceases to own, directly or indirectly, or to have, directly or indirectly, the power to vote or direct the voting of, Voting Stock of Playboy Enterprises, Inc. representing a majority of the voting power of the total outstanding Voting Stock of Playboy Enterprises, Inc.

“Closing Date” means November 13, 2024.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Common Stock Equivalents” means any securities of the Company or its Subsidiaries, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Compounded Liquidation Preference” means, with respect to the shares of Series B Convertible Preferred Stock as of the applicable date of determination, the sum of (i) the Stated Value thereof, plus (ii) (without duplication) all accumulated and unpaid Dividends as of such date.

“Conversion Amount” means, with respect to each share of Series B Convertible Preferred Stock, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) all accumulated and unpaid Dividends as of such date of determination.

“Conversion Price” means, with respect to each share of Series B Convertible Preferred Stock, as of any applicable date of determination: (i) if the Average Price is equal to $1.50, then $1.50; (ii) if the Average Price is greater than $1.50 but less than $4.50, then the Average Price; and (iii) if the Average Price is equal to or greater than $4.50, then $4.50.

“Debt” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such Person; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding trade and other current accounts payable incurred in the ordinary course of business and not more than 120 days past due or are being contested in good faith (collectively, “Trade Payables”) and customer deposits in the ordinary course of business in respect of prepayments for purchases); (iv) any obligation owed for all or any part of the deferred purchase price of property or services that would appear as a liability on a balance sheet (excluding the footnotes thereto) of Holdings (as defined in the Senior Credit Agreement) or any of its Subsidiaries prepared in accordance with GAAP (including any Earn-Out Indebtedness but excluding any Trade Payables); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vi) all Hedging Obligations, valued at the Hedging Termination Value of all Hedging Obligations; and (vii) all obligations of such Person in respect of the sale or factoring of receivables. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Debt expressly provide that such Person is not liable therefor and such terms are effective under applicable law.

“Dividend Rate” means 12.0% per annum.

“Dollars” or “$” means the lawful currency of the United States of America.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Event of Default” means wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), which remains uncured for more than 30 days: (i) the failure by the Company to make any required payments in respect of the Series B Convertible Stock pursuant to the terms of this Certificate of Designation; (ii) a Trigger Event; or (iii) a Bankruptcy Event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization (including the National Association of Insurance Commissioners), in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in insolvency proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“Holder” means a holder of shares of Series B Convertible Preferred Stock.

“Holder Majority” means the consent of Holders who among them hold not less than the majority of the aggregate Liquidation Preference of the Series B Convertible Preferred Stock then outstanding.

“Laws” means, with respect to any Person, (i) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” means the financial institutions from time to time party to the Senior Credit Agreement, as lenders.

“Leverage Ratio” means, as of any date of determination, the ratio of (x) Net Debt as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the Test Period ending on such date or most recently ending prior to such date, calculated in accordance with Section 1.4 of the Senior Credit Agreement, as applicable, as in effect on the Closing Date without giving effect to any subsequent modification.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquidation Preference” means, at any date of determination and with respect to each outstanding share of Series B Convertible Preferred Stock, the sum of (i) the Stated Value thereof, plus (ii) all accumulated and unpaid Dividends thereon through, but not including, such date.

“Market Disruption Event” means, with respect to any date, (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session on such date; or (b) the occurrence or existence, prior to 1:00 p.m., New York City time, on such date, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means December 31, 2027.

“Net Debt” means, as of any date of determination, an amount equal to (x) Total Debt minus (y) the aggregate unrestricted cash and Cash Equivalents of the Company and its Subsidiaries.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, certificate of registration, constitution, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, or equivalent document, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Pari Passu Shares” means any class or series of capital shares, the terms of which provide that such class or series ranks on a parity basis to the Series B Convertible Preferred Stock as to dividends, distributions, redemptions or payments upon the liquidation, dissolution and winding up of the Company.

“Permitted Holders” means (i) Byborg Enterprises SA, RT-ICON Holdings LLC and Drawbridge Special Opportunities Fund, and (ii) any funds, limited partnerships or investment vehicles managed or advised by any of the Persons identified in clause (i), any of their respective Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights).

“Permitted Transfer” means the Transfer of Series B Convertible Preferred Stock by a Holder to its Affiliates (including accounts or funds managed or advised by such Holder or its Affiliates).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock” as applied to the Stock of any Person, means Stock of any class or classes (however designated) which is preferred as to the payment of dividends, as to its redemption or repurchase or as to the distribution of assets upon any voluntary or involuntary liquidation, winding up or dissolution of such Person, over shares of Stock of any other class of such Person.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Debt (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any Person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (a) such Debt is incurred within one hundred twenty (120) days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any Person owning the applicable fixed or capital assets) by such Person and (b) the amount of such Debt does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Quarter End Date” means each of March 31, June 30, September 30 and December 31. If any Quarter End Date is not a Business Day, the Quarter End Date will be the Business Day immediately following such Quarter End Date.

“Redemption Date” means in respect of any Voluntary Redemption or Mandatory Redemption, the date set by the Company as the date on which such redemption shall occur, which date shall not be less than five (5) days and not more than twenty (20) days following delivery of the Redemption Notice.

“Redemption Price” means the total price for each share of Series B Convertible Preferred Stock to be redeemed pursuant to this Certificate of Designation on any Redemption Date, which shall be an amount per share of Series B Convertible Preferred Stock equal to the Liquidation Preference of such share as of such Redemption Date.

“Responsible Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person or, with respect to any Person that is not a corporation and that does not have officers, any individual holding any such position of the general partner, the sole member, managing member or similar governing body of such Person.

“Restricted Payment” means (a) any payment of any dividend or any payment or distribution on account of the Company’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation or (b) any purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Company, including in connection with any merger, amalgamation or consolidation.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded or admitted for trading. If the Common Stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Senior Credit Agreement” means (i) the Amended and Restated Credit and Guaranty Agreement, dated as of May 10, 2023, by and among Playboy Enterprises, Inc., the Company, the other guarantors from time to time party thereto, the Lenders from time to time party thereto, and DBD Credit Funding LLC, as Administrative Agent, as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time in accordance with the terms thereof and (ii) any other credit facilities, indentures or financing arrangements of the Company or its Subsidiaries that replace, increase or refinance the foregoing.

“Senior Shares” means any class or series of capital shares, the terms of which provide that such class or series ranks on a senior basis to the Series B Convertible Preferred Stock as to dividends, distributions, redemptions or payments upon the liquidation, dissolution and winding up of the Company.

“Series B Exchange Agreement” means that certain Exchange Agreement, dated as of the Closing Date, by and among the Company and the investors party thereto, as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time in accordance with the terms thereof.

“Stated Value” means, at any date of determination, and with respect to each outstanding share of Series B Convertible Preferred Stock, (i) $1,000.00 (adjusted as appropriate (as determined by the Board of Directors in good faith) in the event of any stock dividend, redemption, stock split, stock distribution, recapitalization or combination with respect to the Series B Convertible Preferred Stock) plus (ii) previously accumulated and compounded Preferred Dividends with respect to such share as of such date of determination.

“Stock” of any Person means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether Voting Stock or non-voting.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more subsidiaries of such Person. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters ended on or prior to such time (taken as one accounting period).

“Trading Day” means a day on which (a) there is no Market Disruption Event; and (b) trading in the Common Stock generally occurs on The Nasdaq Global Market or, if the Common Stock is not then listed on The Nasdaq Global Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, provided, however, that if the Common Stock is not traded on any such exchange, association or market, “Trading Day” means any Business Day.

“Transactions” means the issuance of the Series B Convertible Preferred Stock, other related transactions and the consummation of any other transaction in connection with the foregoing.

“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Series B Convertible Preferred Stock to any Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. Notwithstanding the foregoing, a bona fide direct or indirect transfer of an interest in an investment partnership or other investment fund that was not established just to hold Series B Convertible Preferred Stock shall not be deemed a Transfer hereunder.

“Trigger Event” has the meaning set forth in Section 8.01.

“Voluntary Redemption” has the meaning set forth in Section 3.07(b).

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “PLBY <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

SECTION 1.02         Rules of Construction. Unless the context otherwise requires or otherwise specified herein:

(a)            the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms;

(b)            the term “including” is by way of example and not limitation;

(c)            in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(d)            the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(e)            section headings herein are included for convenience of reference only;

(f)            the word “or” is not exclusive;

(g)            the word “will” shall be interpreted to express a command;

(h)            provisions apply to successive events and transactions;

(i)            unless the context otherwise requires, references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j)            any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time;

(k)            references to a Person also include its permitted assigns and successors;

(l)            unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Certificate of Designation;

(m)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Certificate of Designation as a whole and not any particular Article, Section, clause or other subdivision;

(n)            all references to $, currency, monetary values and dollars set forth herein mean U.S. dollars;

(o)            words used herein implying any gender shall apply to both genders;

(p)            the principal amount of any non-interest bearing Debt or other discount security constituting Debt at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(q)            any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity);

(r)            a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered;

(s)            any financial ratios required to be satisfied in order for a specific action to be permitted under this Certificate of Designation shall be calculated by dividing the appropriate numerator by the appropriate denominator, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number); and

(t)            when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest, dividends, premium or fees, as the case may be.

SECTION 1.03         Acts of Holders.

(a)            Except as herein otherwise expressly provided, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Certificate of Designation entitled to be given or taken by the requisite Holders as set forth herein may be embodied in and evidenced by one or more instruments signed by the Holders or such Holder, as applicable. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by Law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Holders deems sufficient.

(c)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any share of Series B Convertible Preferred Stock shall bind every future Holder of the same share of Series B Convertible Preferred Stock and the Holder of every share of Series B Convertible Preferred Stock issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon the certificate representing such share of Series B Convertible Preferred Stock, unless such consent is revoked by the Holder in accordance with Section 9.03 hereof.

(d)            The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be 10 days prior to the first solicitation of such consent.

(e)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular share of Series B Convertible Preferred Stock may do so with regard to all or any part of the Liquidation Preference of such share of Series B Convertible Preferred Stock or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such Liquidation Preference. Any notice given or action taken by a Holder or its agents with regard to different parts of such Liquidation Preference pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

SECTION 1.04          Effect of Covenants. For the avoidance of doubt, the covenants set forth in Article V shall only apply at a time when the Series B Convertible Preferred Stock remains outstanding and shall cease to apply when all shares of Series B Convertible Preferred Stock are no longer outstanding.

SECTION 1.05          Accounting Terms and Principles. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If any change in GAAP results in a change in the interpretation of related provisions of this Certificate of Designation, then if the Company shall request an amendment to such provisions of this Certificate of Designation, then the Company and the Holders agree to negotiate an amendment to such provisions of this Certificate of Designation so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such change in GAAP as if such change had not been made. Until the Company and the Holders have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements prior to the applicable change in GAAP.

ARTICLE II

DIVIDENDS; DESIGNATION

SECTION 2.01         Dividends.

(a)            From and after the date that is six (6) months following the Closing Date, dividends on the shares of Series B Convertible Preferred Stock (“Preferred Dividends”) shall commence accruing on a daily basis at the Dividend Rate on the Stated Value and shall be computed on the basis of a 365-day year and actual days elapsed, and will continue to accrue daily (whether or not declared) and be compounded quarterly in arrears on each Quarterly Dividend Date (as defined below) or, if declared, shall be due and payable on the applicable Quarterly Dividend Date for such Preferred Dividend. Preferred Dividends shall be payable quarterly in arrears on the first day of the next applicable quarter (each, a “Quarterly Dividend Date”) with the first Quarterly Dividend Date being June 1, 2025. On each Quarterly Dividend Date, Preferred Dividends will, at the sole option of the Board of Directors, either (a) be payable in cash, if and to the extent declared by the Board of Directors and paid on or prior to the applicable Quarterly Dividend Date, or (b) accrue and compound. Preferred Dividends will be payable in cash or, to the extent the Board of Directors has not elected to pay all or any portion of such Preferred Dividend in cash, or has not actually made payment on or prior to such Quarterly Dividend Date for such Preferred Dividend in cash, such Preferred Dividend (or such portion thereof) will be, automatically, without further action by the Company, accrued by increasing the Stated Value and compounded and accumulated, as applicable, on each Quarterly Dividend Date.

(b)            The Holders shall be entitled to receive when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends on shares of Series B Convertible Preferred Stock equal (on an as-if-converted-to-Common-Stock basis based upon the Conversion Price as of the Participating Dividend Payment Date) to and in the same form as dividends actually paid on shares of any Common Stock of the Company when, as and if such dividends are paid on shares of the Common Stock of the Company (the “Participating Dividends” and, together with the Preferred Dividends, the “Dividends”). Participating Dividends shall be payable as and when paid to the holders of the Common Stock (each such date being a “Participating Dividend Payment Date” and, together with the Quarterly Dividend Date, the “Dividend Date”). The Company will not declare or pay any dividends or other distributions on any Common Stock that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all shares of Series B Convertible Preferred Stock then outstanding. Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.

(c)            If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. All Dividends and compounded amounts on the Series B Convertible Preferred Stock are prior to and in preference over any dividend on any Common Stock or other Equity Interests of the Company and shall be declared and fully paid (including, for the avoidance of doubt, by compounding and being added to the Stated Value) before any dividends are declared and paid, or any other distributions are made, on any Common Stock or other Equity Interests of the Company.

SECTION 2.02       Designations; Ranking. A total of 28,001 shares of Preferred Stock, par value $0.0001 per share, of the Company, shall be designated as a series known as Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The Series B Convertible Preferred Stock shall rank senior and in priority of payment to the Common Stock and any other existing Equity Interests (other than the certificate of designations relating to the Company’s Series A Preferred Stock (the “Series A Preferred Stock Certificate of Designations”)) of the Company in any dissolution, liquidation or winding up of the Company. So long as any shares of Series B Convertible Preferred Stock are outstanding, no dividends or distributions on, or purchases or redemptions of, Common Stock or other Equity Interests shall be paid, declared or made, except as permitted under this Certificate of Designation.

ARTICLE III

REDEMPTION

SECTION 3.01          Notices to Holders. If the Company elects to redeem the Series B Convertible Preferred Stock pursuant to Section 3.07 hereof or is required to redeem shares of the Series B Convertible Preferred Stock pursuant to Section 3.08 hereof, it shall give to each Holder a notice in accordance with Section 3.03 hereof.

SECTION 3.02         Selection of Series B Convertible Preferred Stock to Be Redeemed.

(a)            If less than all of the Series B Convertible Preferred Stock are to be redeemed at any time, the Series B Convertible Preferred Stock of all Holders shall be redeemed, on a pro rata basis in proportion to the aggregate Liquidation Preference of all Series B Convertible Preferred Stock held by each redeeming Holder on the date of the notice of redemption issued pursuant to Section 3.03.

(b)            Provisions herein that apply to shares of Series B Convertible Preferred Stock called for redemption may apply to all or less than all shares of Series B Convertible Preferred Stock called for redemption. Any redemption of Series B Convertible Preferred Stock shall constitute a reduction in the Compounded Liquidation Preference of Series B Convertible Preferred Stock.

SECTION 3.03       Notice of Redemption. The Company shall deliver electronically, mail or cause to be mailed by first class mail, postage prepaid, a notice of redemption (a “Redemption Notice”) not less than five (5) days and not more than twenty (20) days before the Redemption Date to each Holder of shares of Series B Convertible Preferred Stock to be redeemed.

The notice shall identify the Series B Convertible Preferred Stock to be redeemed and shall state:

(i)            the section of this Certificate of Designation pursuant to which the redemption shall occur;

(ii)            the Liquidation Preference of the Series B Convertible Preferred Stock to be redeemed;

(iii)            the Redemption Date;

(iv)            the Redemption Price of the Series B Convertible Preferred Stock to be redeemed;

(v)            if the Company is not permitted by Law to redeem all of the Series B Convertible Preferred Stock required to be redeemed or if the Series B Convertible Preferred Stock is to be redeemed in part only (subject to applicable proration based on the aggregate Liquidation Preference of the Series B Convertible Preferred Stock), the portion of the Liquidation Preference of the Series B Convertible Preferred Stock to be redeemed and a certification that, after the Redemption Date and upon surrender of any certificates representing such Series B Convertible Preferred Stock, a new certificate for such Series B Convertible Preferred Stock, which shall have a Liquidation Preference equal to the unredeemed portion of the original Series B Convertible Preferred Stock, will be issued in the name of the Holder upon cancellation of any certificate representing such Series B Convertible Preferred Stock prior to such Redemption Date; and

(vi)            if such redemption is a Voluntary Redemption, any condition to such redemption.

A Voluntary Redemption (and solely a Voluntary Redemption) may, at the Company’s discretion, be subject to one or more conditions precedent, and, if a Voluntary Redemption is subject to the satisfaction of one or more conditions precedent, the notice of such redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date as stated in such notice, or by the redemption date as so delayed. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person; provided, that the Company shall remain liable to any failure by such Person to pay such Redemption Price or perform such obligations.

SECTION 3.04          Effect of Notice of Redemption. The Company shall have the right to revoke and withdraw a Redemption Notice delivered to the Holders in accordance with Section 3.03 hereof prior to the Redemption Date set forth in such Redemption Notice only in the event that any or all conditions precedent relating to such Voluntary Redemption have not been satisfied or waived by such Redemption Date. The notice, if delivered in accordance with Section 10.01 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any share of Series B Convertible Preferred Stock designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other share of Series B Convertible Preferred Stock.

SECTION 3.05         Deposit of Redemption Price.

(a)            The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds to the respective Holders on the applicable Redemption Date. Prior to 2:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of all Series B Convertible Preferred Stock of such Holder to be redeemed on that Redemption Date. Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of all Series B Convertible Preferred Stock of such Holder to be redeemed.

(b)            If the Company complies with the provisions of the preceding clause (a), on and after the Redemption Date, dividends shall cease to accrue on the Series B Convertible Preferred Stock or the portions of Series B Convertible Preferred Stock called for redemption.

SECTION 3.06          Series B Convertible Preferred Stock Redeemed in Part. Upon surrender of any Series B Convertible Preferred Stock certificate that is redeemed in part, the Company shall issue a new Series B Convertible Preferred Stock certificate representing Series B Convertible Preferred Stock equal in Liquidation Preference to the unredeemed portion of the Series B Convertible Preferred Stock surrendered.

SECTION 3.07         Voluntary Redemption.

(a)            At any time from and after the Closing Date, the Company may on one or more occasions, upon delivery of a Redemption Notice to the Holder(s) in accordance with Section 3.03 hereof, redeem for cash all (or a part, in accordance with Section 3.02) of the outstanding shares of Series B Convertible Preferred Stock held by the Holders on a pro rata basis for an amount per share equal to the Redemption Price of such Series B Convertible Preferred Stock as of the applicable Redemption Date.

(b)            Any redemption pursuant to this Section 3.07 (any such redemption, a “Voluntary Redemption”) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(c)            In addition to any redemption pursuant to this Section 3.07, the Company may at any time and from time to time purchase Series B Convertible Preferred Stock in privately negotiated transactions.

SECTION 3.08         Mandatory Redemption.

(a)            Subject to the terms of this Section 3.08, prior to or upon the occurrence of the Maturity Date or any Change of Control, the Company shall redeem for cash all (subject to Section 3.08(b) below) of the then outstanding shares of Series B Convertible Preferred Stock for an amount per share equal to the greater of (i) the Liquidation Preference of such share as of such Redemption Date and (ii) the value of the number of shares of Common Stock (based on the Average Price as of such Redemption Date) issuable upon conversion of each share of Series B Convertible Preferred Stock, which number of shares for purposes of this Section 3.08(a) shall be equal to the quotient of (a) the Conversion Amount divided by (b) $1.50, in each case as of the applicable Redemption Date (“Mandatory Redemption”). The Company shall deliver a Redemption Notice not less than five (5) days and not more than twenty (20) days before the Redemption Date, and the Mandatory Redemption shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notwithstanding anything to the contrary, Holders shall only receive the Redemption Price upon a Mandatory Redemption in connection with a Change of Control if the Obligations under the Senior Credit Agreement have been paid in full.

(b)            If, upon a Mandatory Redemption, the Company does not have surplus for the redemption of all outstanding shares of Series B Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Series B Convertible Preferred Stock to the fullest extent of such surplus, based on the respective amounts which would otherwise be payable in respect of the Series B Convertible Preferred Stock to be redeemed if the Company’s surplus was sufficient to redeem all such shares, and shall redeem the remaining shares of Series B Convertible Preferred Stock as soon as practicable after the Company has surplus therefor. At any time thereafter when additional surplus is available for the redemption of the Series B Preferred Stock, such surplus will immediately be used to redeem the balance of the Series B Preferred Stock.

SECTION 3.09         Conversion.

(a)            Mandatory Conversions at Option of Company. Commencing on the Closing Date, if the Average Price on the date of delivery of the Conversion Notice (as defined below) is equal to or greater than $1.50 (as equitably adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events affecting the Common Stock), the Company may in its sole discretion effect the conversion of all or a portion of the Series B Convertible Preferred Stock to Common Stock (a “Mandatory Conversion”) by (1) providing written notice to each Holder of such conversion (a “Conversion Notice”), and (2) issuing to the Holders the Conversion Shares issuable upon the Mandatory Conversion (the “Mandatory Conversion Shares”) promptly upon (and in any case no later than two (2) Business Days following) delivery of the Conversion Notice and providing the Holder documentary evidence of the issuance of such Mandatory Conversion Shares. If the conversion is for a portion of the Series B Convertible Preferred Stock (including due to the application of the Beneficial Ownership Limitation), the Company shall convert each Holder’s portion of Series B Convertible Preferred Stock on a pro rata basis based upon each Holders’ respective percentage ownership of the outstanding Series B Convertible Preferred Stock. If the Series B Convertible Stock is certificated, within five (5) Business Days following receipt of the Mandatory Conversion Shares for all of the Series B Convertible Preferred Stock of a Holder, such Holder shall return the certificates for its Series B Convertible Preferred Stock to the Company, provided that, failure by the Holder to return a certificate for Preferred Shares will have no effect on the Mandatory Conversion pursuant to this Section 3.09(a), which Mandatory Conversion will be deemed to occur upon the issuance by the Company of the Mandatory Conversion Shares, and the Series B Convertible Preferred Stock will be deemed to no longer be outstanding as of the date of such issuance. A Holder will not be required to surrender the certificate(s) representing such shares of Series B Convertible Preferred Stock to the Company unless all of the shares of Series B Convertible Preferred Stock represented thereby are so converted. Shares of Series B Convertible Preferred Stock converted into Common Stock in accordance with the terms hereof will be canceled and may not be reissued.

(b)            Conversion Price. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each share of Series B Convertible Preferred Stock shall be equal to the quotient of (i) the Conversion Amount and (ii) the Conversion Price.

(c)            Beneficial Ownership Limitation. Notwithstanding anything else to the foregoing herein (including Section 3.08(a) and 3.09(a)), the Company may not effect any conversion of the Series B Convertible Preferred Stock to the extent that, after giving effect to the conversion such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates will include the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including any warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3.09(c), beneficial ownership will be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. For purposes of this Section 3.09(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Convertible Preferred Stock, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph will be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.09(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph will apply to a successor holder of Series B Convertible Preferred Stock. Prior to any conversion of Series B Convertible Preferred Stock, each of the Company and the Holders will reasonably cooperate with each other in order to determine the beneficial ownership of the Holders prior to effectuation of any conversion (as calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder) and ensure compliance with the Beneficial Ownership Limitation.

(d)            Mechanics of Conversion.

(i)            Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as are issuable (taking into account the adjustments of Section 3.10) upon the conversion of all outstanding shares of Series B Convertible Preferred Stock. The Company covenants that all shares of Common Stock so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(ii)            Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Convertible Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iii)             Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series B Convertible Preferred Stock will be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series B Convertible Preferred Stock and the Company will not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof will have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 3.10         Certain Adjustments.

(a)            Stock Dividends and Stock Splits.  If the Company, at any time while the Series B Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, will not include any shares of Common Stock issued by the Company upon conversion of the Series B Convertible Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator will be the number of shares of Common Stock, or in the event that clause (D) of this Section 3.10(a) will apply shares of reclassified capital stock, outstanding immediately after such event.  Any adjustment made pursuant to this Section 3.10 (a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the Closing Date in the case of a subdivision, combination or re-classification.

(b)            Reorganization Event. If, at any time while the Series B Convertible Preferred Stock is outstanding, the Company undergoes a Reorganization Event, then, upon any subsequent conversion of this Series B Convertible Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Reorganization Event, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Reorganization Event if it had been, immediately prior to such Reorganization Event, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Reorganization Event, and the Company shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Reorganization Event, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Convertible Preferred Stock following such Reorganization Event.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Reorganization Event shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Reorganization Event is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3.10(b) and ensuring that the Series B Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Reorganization Event.

(c)            Calculations.  All calculations under this Section 3.10(c) will be made to the nearest cent or the nearest share, as the case may be.  For purposes of this Section 3.10(c), the number of shares of Common Stock deemed to be issued and outstanding as of a given date will be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

SECTION 3.11         Liquidation of the Company. Upon the liquidation of the Company, a Holder shall be entitled to receive the greater of (i) the total price for each share of Series B Convertible Preferred Stock, which shall be an amount per share of Series B Convertible Preferred Stock equal to the Liquidation Preference and (ii) the value of the number of shares of Common Stock (based on the Average Price as if such date was the date of delivery of a Conversion Notice) issuable upon conversion of each share of Series B Convertible Preferred Stock, which number of shares shall be equal to the quotient of (A) the Conversion Amount divided by (B) $1.50.

ARTICLE IV

REPORTS

SECTION 4.01         Reports.

(a)            So long as any shares of Series B Convertible Preferred Stock are outstanding, the Company will send to each Holder that, together with its Affiliates, holds shares of Series B Convertible Preferred Stock with an aggregate Liquidation Preference in excess of $1,000,000:

(i)               as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants in accordance with GAAP;

(ii)              as soon as practicable, but in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP;

(iii)             such other information relating to the financial condition, business, prospects, or corporate affairs of the Company the Holders may from time to time reasonably request; and

(iv)             copies of all reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Holders any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Holders at the time such report is so filed via the EDGAR system (or such successor).

(b)            To the extent any information is not provided within the time periods specified in Section 4.01 and such information is subsequently provided, the Company shall be deemed to have satisfied its obligations with respect thereto at such time and any Trigger Event with respect thereto shall be deemed to have been cured.

ARTICLE V

COVENANTS

SECTION 5.01         Fundamental Actions. So long as any shares of Series B Convertible Preferred Stock are outstanding, without the prior written consent of the Holder Majority, the Company will not, and will not permit its Subsidiaries to:

(a)            engage in any business other than (i) the businesses engaged in by the Company and its Subsidiaries on the Closing Date and similar or related businesses and reasonable extensions thereof, and (ii) lines of business that are beneficial to the Company and its Subsidiaries in the reasonable judgment of the Company;

(b)            amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time, the “Bylaws”) in a manner that is materially adverse and disproportionate to the Holders or the Organizational Documents of any of the Subsidiaries in a manner that is materially adverse and disproportionate to Holders;

(c)            create, incur, assume, or guarantee any Debt, unless such Debt does not exceed $20,000,000 in aggregate principal amount outstanding as of any date. Notwithstanding the foregoing, the Company may create, incur, assume, or guarantee Debt if such Debt:

(i)               after giving pro forma effect to the incurrence or issuance of such Debt, the Leverage Ratio (calculated without giving effect to the Liquidation Preference of the Series B Convertible Preferred Stock) would be less than 6.5 to 1; or

(ii)              is in connection with refinancing of amounts outstanding under the Senior Credit Agreement, provided, that (1) the principal amount of the refinancing facility does not exceed the principal amount outstanding under the Senior Credit Agreement, plus all accrued and unpaid interest, fees and expenses thereunder, (2) the weighted average life to maturity of the refinancing facility is equal to or greater than the weighted average life to maturity of the Debt under the Senior Credit Agreement, (3) the refinancing facility shall have the same obligors, guarantees, security and collateral as provided for under the Senior Credit Agreement, (4) the refinancing facility shall contain covenants and events of default that are not materially more restrictive than the covenants and events of default under the Senior Credit Agreement, and (5) the refinancing facility shall have a final maturity date that is equal to or later than the final maturity date under the Senior Credit Agreement;

(d)            create (by reclassification or otherwise), or authorize the creation of, or issue or obligate itself to issue additional or other Senior Shares or Pari Passu Shares or securities exchangeable for or convertible or exercisable into Senior Shares or Pari Passu Shares;

(e)            increase or decrease (other than by conversion or redemption in accordance with the terms hereof) the authorized number of Series B Convertible Preferred Shares; or

(f)            take any action to effect any voluntary deregistration of the Common Stock under the Exchange Act or any voluntary delisting with NASDAQ of the Common Stock other than in connection with a concurrent relist with another national securities exchange or is otherwise consistent with the terms set forth in Article 3 of the Certificate of Designation.

SECTION 5.02          Board Observer Rights. So long as at least 50% of the shares of Series B Convertible Preferred Stock are outstanding, the Holders of at least 50% of the shares of Series B Convertible Preferred Stock shall be entitled to designate one individual as a non-voting observer to the Board of Directors of the Company on substantially the same terms as the board observation rights set forth in the Senior Credit Agreement.

SECTION 5.03         When the Company May Merge, Etc. The Company shall not consolidate, amalgamate or merge with or into any other entity unless (A) (a) it is the continuing entity (in the case of a merger or amalgamation), or (b) if it is not the continuing entity, the successor entity formed by such consolidation or amalgamation or into which it is merged (the “Successor Entity”) is a corporation organized and existing under the laws of the United States of America or any state thereof, or the District of Columbia and, in each case, such Successor Entity expressly assumes all obligations of the Company under this Certificate of Designation and the Series B Convertible Preferred Stock or (B) the Company elects to redeem all (but not less than all) of the Series B Convertible Preferred Stock pursuant to Section 3.07.

SECTION 5.04         Restricted Payments. For so long as any Series B Convertible Preferred Stock is issued and outstanding, the Company will not make or declare any Restricted Payments, other than (i) the repurchase or other acquisition of Common Stock of the Company or a Subsidiary in an amount not to exceed $20,000,000 from and after the Closing Date, (ii) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Common Stock of the Company held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor or (iii) any Restricted Payment in respect of the Series B Convertible Preferred Stock pursuant to the terms hereof.

SECTION 5.05         Business Operations. The Company will not conduct, transact or otherwise engage in any business or operations other than (A) the direct or indirect ownership and/or acquisition of the Equity Interests of any Subsidiary, (B) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (C) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Company and its Subsidiaries, (D) the performance of its obligations under and in connection with this Certificate of Designation and any documentation governing any Series B Convertible Preferred Stock issued in compliance with this Certificate of Designation and the other agreements and transactions contemplated thereby and hereby, (E) any public offering of its or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Certificate of Designation, including the costs, fees and expenses related thereto, (F) making any Restricted Payment or dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by this Certificate of Designation, or any Investment in any Restricted Subsidiary (including, for the avoidance of doubt, the acquisition thereof), (G) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (H) providing indemnification to officers and members of the Board of Directors, (I) activities incidental to the consummation of the Transactions, (J) any action permitted pursuant to Section 6.13 of the Senior Credit Agreement as in effect on the Closing Date without giving effect to any subsequent modification and (H) activities incidental to the businesses or activities described in clauses (A) to (J) of this Section 5.05. For so long as any Series B Convertible Preferred Stock is outstanding, the Company and each Intermediate Holdings shall own, directly or indirectly, all of the outstanding Equity Interests of Playboy Enterprises, Inc.

SECTION 5.06         Reorganization Events. In the event of (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series B Convertible Preferred Stock) is changed or converted into, or exchanged for, securities or other property of another Person, (ii) any reclassification, recapitalization or reorganization of the Common Stock (but not the Series B Convertible Preferred Stock) into securities of another Person or (iii) the conveyance, sale, lease, assignment, transfer or other disposition of all or substantially all of the Company’s assets or other properties (taken as a whole) (a “Reorganization Event”), each share of Series B Convertible Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to all the other terms hereof, remain outstanding unless redeemed in accordance with this Certificate of Designation in connection with such Reorganization Event; provided, that in no event will the Company enter into or effect any such Reorganization Event if it would materially and adversely affect the rights of Holders. This provision shall similarly apply to successive Reorganization Events. To the extent that the Company is not the surviving or resulting entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, the Company shall not consummate any such transaction constituting a Reorganization Event unless proper provision shall be made in the agreements governing such Reorganization Event for the assumption of the obligations of the Company by such surviving or resulting entity in such Reorganization Event in accordance with this provision.

SECTION 5.07         Series A Preferred Stock. The Company will not hereafter issue any preferred stock pursuant to the Series A Preferred Stock Certificate of Designations.

For the avoidance of doubt, any of the actions prohibited by or taken in contravention of the provisions herein, including but not limited to Article V, shall be ultra vires, null and void ab initio and of no force or effect. Further, the Company and its Subsidiaries shall not, by amendment, alteration or repeal of this Certificate of Designations (whether by merger, consolidation, operation of Law, or otherwise) or through any transaction that would trigger a Redemption, any Change of Control or any other reorganization, recapitalization, transfer of assets, amalgamation, consolidation, merger, dissolution, Disposition, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations by the Company or any of its Subsidiaries.

ARTICLE VI

TAX

SECTION 6.01          Tax.

(a)            The Company may deduct and withhold, or cause to be deducted and withheld, any amounts required to be deducted and withheld under applicable Law with respect to the Series B Convertible Preferred Stock (and may set off any such amounts required to be deducted and withheld against any dividends, distributions or other payments on the Series B Convertible Preferred Stock).

(b)            Each Holder of Series B Convertible Preferred Stock shall provide the Company with a properly completed and duly executed IRS Form W-9 or a properly completed and duly executed IRS Form W-8IMY (and any applicable successor form reasonably requested by the Company) that shall certify to its status as a withholding foreign partnership for U.S. federal income tax purposes with respect to the Series B Convertible Preferred Stock, and it shall agree to inform the Company as promptly as possible in the event that its status as a withholding foreign partnership changes (and any applicable successor form reasonably requested by the Company) prior to acquiring its Series B Convertible Preferred Stock.

(c)            The Company agrees that the terms of the Series B Convertible Preferred Stock do not require the Holders to include in income as a dividend for U.S. federal income tax purposes any amounts in respect of the Series B Convertible Preferred Stock on account of the accrual of Preferred Dividends at the Dividend Rate unless and until such dividends are declared and paid in cash unless otherwise required by (a) a change in law or official interpretation thereof that is legally applicable to the Issuer, (b) the promulgation of proposed Treasury Regulations by the Treasury Department or a notice promulgated by the Internal Revenue Service announcing the intent to promulgate such Treasury Regulations that, if finalized, would be legally applicable to the Issuer and have retroactive effect to the date on which a determination with respect to the obligation to withhold is being made, or (c) a final determination of a taxing authority that is binding on the Issuer.

ARTICLE VII

TRANSFERS

SECTION 7.01          Transfers.

(a)            A Holder of Series B Convertible Preferred Stock may transfer any share of Series B Convertible Preferred Stock to a Person pursuant to a Permitted Transfer at any time; provided, that, notwithstanding anything to the contrary in this Certificate of Designation, the transferee that has received such Series B Convertible Preferred Stock pursuant to such Permitted Transfer shall provide the Company with a properly completed and duly executed IRS Form W-9 (and any applicable successor form reasonably requested by the Company) or a properly completed and duly executed IRS Form W-8IMY (and any applicable successor form reasonably requested by the Company) that shall certify to its status as a withholding foreign partnership for U.S. federal income tax purposes with respect to the Series B Convertible Preferred Stock, and it shall agree to inform the Company as promptly as possible in the event that its status as a withholding foreign partnership changes prior to completing such Permitted Transfer.

(b)            Series B Convertible Preferred Stock may be issued in book-entry form or in certificated form. To the extent issued in certificated form, upon the surrender of any certificate, representing Series B Convertible Preferred Stock, the Company shall, upon the request of the record holder of such certificate, promptly (but in any event within five (5) Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing Series B Convertible Preferred Stock with an aggregate Stated Value of the Series B Convertible Preferred Stock represented by the surrendered certificate as of the date of such certificate. Each such new certificate will be registered in such name and the shares represented thereby will have the Stated Value applicable to the shares of Series B Convertible Preferred Stock represented thereby (provided, that if such registered holder is different than such requesting holder, such registration in the name of the new registered holder will be contingent on the consummation of a Permitted Transfer). The issuance of new certificates will be made without charge to the Holders of the Series B Convertible Preferred Stock, and the Company shall pay for any cost incurred by the Company in connection with such issuance; provided that the Company shall not pay for any documentary, stamp or similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 7.01. All transfers and exchanges of the Series B Convertible Preferred Stock will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 7.01.

(c)            Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Convertible Preferred Stock, if applicable, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Series B Convertible Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(d)            Unless otherwise agreed to by the Company and the applicable Holder, each certificate or other instrument representing the Series B Convertible Preferred Stock and Conversion Shares, if applicable, will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation. In addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, and agreements to which the Company and all of the Holders of Series B Convertible Preferred Stock in their capacity as Holders are subject, if any.

(e)            Notwithstanding anything to the contrary herein, no transfer by any Holder of Series B Convertible Preferred Stock shall be permitted unless such transfer is made in compliance with the Series B Exchange Agreement and all applicable securities laws.

(f)            Upon request of an Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall take commercially reasonable efforts to promptly cause the first paragraph of the legend to be removed from any certificate or other instrument (including any notation on shares of Series B Convertible Preferred Stock issued in book-entry form) for any Series B Convertible Preferred Stock or Conversion Shares to be Transferred in accordance with the terms of the Series B Exchange Agreement and the second paragraph of the legend (to the extent initially included) shall be removed upon the expiration of such transfer and other restrictions set forth in the Series B Exchange Agreement.

ARTICLE VIII

TRIGGER EVENTS AND REMEDIES

SECTION 8.01         Trigger Events. A “Trigger Event” wherever used herein, means any breach in any material respect by the Company of its obligations, covenants, representations, warranties or agreements (including a failure to redeem or convert the Series B Convertible Preferred Stock when required pursuant to this Certificate of Designation) in each case in this Certificate of Designation or the Series B Exchange Agreement and, in the case of any such breach that is capable of being cured other than a breach pursuant to Section 5.03 or Section 5.04. or breach of any payment obligations of the Company, such breach continues for 30 days following the earlier of (a) written notice to the Company by the Holders of such breach or (b) a Responsible Officer of the Company having actual knowledge of the occurrence of such breach. Promptly, and in any event three Business Days of the time any Responsible Officer of the Company has actual knowledge of the occurrence of a Trigger Event, breach or any other default hereunder, the Company shall give notice to all the Holders thereof.

SECTION 8.02         Waiver of Past Events of Defaults. A Holder Majority, by written notice to the Company, may on behalf of the Holders of all of the Series B Convertible Preferred Stock waive any existing Event of and its consequences hereunder (except as provided in Section 9.02(b)). Upon any such waiver, such Default shall cease to exist, and unless otherwise provided in such waiver, any Trigger Event arising therefrom shall be deemed to have been cured for every purpose herein; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 8.03       Default Rate. If any Event of Default shall occur and be continuing, the Dividend Rate shall be increased by an additional 2% per annum, commencing on the first day after the Trigger Event occurs and for each subsequent Dividend Date thereafter until such time as the Company has cured the Trigger Event, at which time the Dividend Rate shall revert to the rate of 12% per annum.

ARTICLE IX

VOTING; AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01         Voting Rights. The Holders, except as otherwise required under Law or as expressly set forth in this Certificate of Designation, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

SECTION 9.02         With Consent of Holders.

(a)            Subject to Section 9.02(b) below, no (i) amendment, modification, supplement or waiver of any of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders, (ii) waiver, in whole or in part, of any Event of Default and its consequences hereunder or (iii) waiver, in whole or in part, of any existing Event of Default, shall be made or given effect without the vote or written consent (including any consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Series B Convertible Preferred Stock) of the Holder Majority.

(b)            In addition to Section 9.02(a) above, no amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders shall be made or given effect without the vote or written consent of (x) in the case of clauses (i) through (iii), each Holder affected thereby (as to the Series B Convertible Preferred Stock held by such affected Holder) and (y) in the case of clause (iv), all Holders, to the extent that the same shall:

(i)               reduce the Liquidation Preference, Conversion Price or Redemption Price of any such share of Series B Convertible Preferred Stock;

(ii)              waive an Event of Default in the payment of the Liquidation Preference or Redemption Price of the Series B Convertible Preferred Stock or issuance of Common Stock pursuant to Section 3.09;

(iii)             make any change to the circumstances upon which a Voluntary Redemption, Mandatory Redemption or Conversion may occur or the terms upon which they may occur;

(iv)             make any change to this Article IX that is materially adverse to the Holders;

(v)              make any change to Section 3.02, Section 3.07 or Section 3.08 regarding the pro rata treatment of all Holders in connection with any redemption referred to therein; or

(vi)             make any change in voting percentages of the Holders or the definition of Holder Majority.

(c)            No amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) to the Certificate of Incorporation or the Bylaws of the Company that would materially and adversely affect the Holders shall be made or effected without the vote or written consent of the Holder Majority.

(d)            Promptly, and in no event later than three Business Days, after an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall give the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03         Revocation and Effect of Consents. Until an amendment, modification, supplement or waiver under Section 9.02 becomes effective, a consent to it by a Holder shall represent the consent of the Holder and every subsequent Holder of a share of Series B Convertible Preferred Stock or portion of a share of Series B Convertible Preferred Stock that evidences the same share as the consenting Holder’s Series B Convertible Preferred Stock, even if notation of the consent is not made on any certificate representing a share of Series B Convertible Preferred Stock. However, unless such a consent otherwise provides in accordance with Law, any such Holder or subsequent Holder may revoke the consent as to its share of Series B Convertible Preferred Stock to the fullest extent permitted by Law. Such an amendment, modification, supplement or waiver shall bind every Holder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01        Notices. Any notice or other communication required or permitted to be given to any party under this Certificate of Designation will be in writing and delivered by (a) email or (b) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable:

If to the Company:

PLBY Group, Inc.
10960 Wilshire Boulevard, Suite 2200
Los Angeles, California 90024
Attn: Chris Riley
Email: [***]

With a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Claudia Dubón
E-mail: [***]

Notice or other communication pursuant to this Section 10.01 will be deemed given in accordance with Section 232 of the DGCL, except that any notice or communication given by email transmission on a non-Business Day or on any Business Day after 5:00 p.m., New York City time, or by overnight delivery on a non-Business Day will be deemed to have been given at 9:00 a.m., New York City time, on the next Business Day.

SECTION 10.02        Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by, or ineffective or invalid under, applicable Law, then such provision will be prohibited, ineffective or invalid only to the extent of such prohibition, ineffectiveness or invalidity, without prohibiting, invalidating or otherwise affecting the remaining provisions hereof.

SECTION 10.03       Governing Law. This Certificate of Designation and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Certificate of Designation, or the negotiation, adoption or performance of this Certificate of Designation (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Certificate of Designation or as an inducement to enter into this Certificate of Designation), shall be governed by and enforced in accordance with the Laws of the State of Delaware, including its statutes of limitations, without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

SECTION 10.04       Rights and Remedies of Holders.

(a)            The various provisions set forth under this Certificate of Designation are for the benefit of the Holders and will be enforceable by them, including by one or more actions for specific performance.

(b)            Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 13th day of November, 2024.

THE COMPANY:

PLBY GROUP, INC.

By:	/s/ Marc Crossman
	Name:	Marc Crossman
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

Appendix I

Restrictive Legend to the Series B Convertible Preferred Stock Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN ARTICLE VII OF THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”) AND THE SERIES B EXCHANGE AGREEMENT BY AND AMONG PLBY GROUP, INC. (THE “COMPANY”) AND CERTAIN HOLDERS OF COMPANY’S SECURITIES PARTY THERETO. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION AND THE SERIES B EXCHANGE AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATION AND THE SERIES B SECURITIES PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.